EXHIBIT 11.0


                                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS


                                                           Year Ended June 30,
                                                           ------------------
                                                           1999         1998
                                                           ----         ----
                                                          (In thousands, except
                                                             per share amount)

Net Income.............................................  $20,151     $18,729
                                                          ======      ======

Weighted average common shares outstanding.............    8,467       8,890

Basic earnings per common share........................    $2.38       $2.11
                                                            ====        ====

Weighted average common shares outstanding.............    8,467       8,890

Dilutive shares using average market value for
    the period when utilizing the treasury stock
    method regarding stock options.....................      447         535
                                                            ----        ----

Total shares for diluted earnings per share............    8,914       9,425
                                                           =====       =====

Diluted earnings per common and
    common share equivalents...........................    $2.26       $1.99
                                                            ====        ====


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